EXHIBIT 23.2

                         OPINION AND CONSENT OF COUNSEL


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Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


February 8, 2001



Re: PHL Variable Insurance Company Registration No. 333- _______



Dear Sirs:

As Counsel to the Registrant, I am familiar with the market value adjustment feature ("MVA") that is part of certain variable annuity contracts ("Contracts") issued through a Separate Account of PHL Variable Insurance Company (the "Company"), and which is the subject of the above-captioned Registration Statement on Form S-1.

In connection with this opinion, I have reviewed the Contracts and registration statements, the Charter and By-Laws of the Company, relevant proceedings of the Board of Directors, and the provisions of Connecticut insurance law I deem relevant to the issuance of the Contracts with the MVA.

Based upon this review, I am of the opinion that each of the Contracts when issued with the MVA will have been validly and legally issued fully paid and non-assessable securities, and enforceable against the company according to its terms.

I further consent to the use of this opinion as an exhibit to the above-captioned Registration Statement and to my being named as a expert under "Experts" therein.



Very truly yours,



/s/ Susan E. Schechter
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Susan E. Schechter,
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Counsel

PHL Variable Insurance Company